Exhibit 99.1
FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. ANNOUNCES REPURCHASE OF ALL OUTSTANDING KSA SHARES
EXPANDED AND EXTENDED CREDIT FACILITY, AND NEW TERM LOAN

Houston, Texas (Tuesday, November 1, 2022) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”) today announced the repurchase of all of the shares of Adams common stock owned by KSA Industries, Inc. (“KSA”), the Company’s largest stockholder, and members of the family of the late Kenneth Stanley Adams, Jr., the Company’s founder, who are affiliated with KSA. The sellers had previously announced their intention to pursue a sale of their shares in Adams. The total purchase price was approximately $70 million for 1,942,433 shares, or $36 per share. This represents approximately 44.2% of the total shares outstanding, reflecting an effective control position. The $36 share price represents approximately a 10% premium over the year-to-date weighted average daily closing share price as of October 28th, 2022. Following the transaction, the Company will have 2,452,404 shares of common stock outstanding. The purchase will be funded by a combination of existing cash on hand and a new term loan.

The transaction was reviewed and approved by a Special Committee of the Adams Board of Directors. The Special Committee received fairness and solvency opinions from leading national advisory firms in connection with its evaluation of the share repurchase.

Additionally, the Company announced that it has entered into a new five-year $85 million credit agreement led by Cadence Bank. This new agreement replaces the Company's existing three-year $60 million facility and includes a $25 million term loan which amortizes over 10 years, with a balloon payment after 5 years and $60 million in revolving credit capacity. The new agreement includes letter of credit capacity of $30 million, or $10 million greater than the previous agreement. In addition, the financial covenants under the new facility provide Adams with more operational flexibility than the prior agreement.

“We believe that by repurchasing the KSA and associated shares, along with the recent acquisition of Firebird and Phoenix, we have enhanced the value for all remaining shareholders. This transaction will eliminate the perceived stock overhang, and given the fewer shares outstanding, will proportionally increase earnings per share”, stated Kevin Roycraft, Chief Executive Officer of the Company. “The Company will also see an immediate annual savings of roughly $1.9 million in dividend payments at the current dividend rate.”

Mr. Roycraft continued, “We have appreciated the long-standing relationship with the Adams family and wish them the best with future endeavors. Furthermore, we appreciate the confidence of our stakeholders and their continued support in growing our business.”

Mr. Roycraft concluded, “We remain committed to capital discipline focusing on free cash flow, a healthy and disciplined balance sheet, and returning cash to shareholders through our dividend program. Our continued focus will be on growth opportunities adjacent to our current business.”

The Special Committee was advised by the GulfStar Group as financial advisor, with Locke Lord LLP and Richards, Layton & Finger. P.A. acting as legal advisors.

About Adams Resources & Energy, Inc.

Adams Resources & Energy, Inc. is engaged in crude oil marketing, transportation, terminalling and storage, tank truck transportation of liquid chemicals and dry bulk and recycling and repurposing of off-spec fuels, lubricants, crude oil and other chemicals through its subsidiaries, GulfMark Energy, Inc., Service Transport Company, Victoria Express Pipeline, L.L.C., GulfMark Terminals, LLC, Phoenix Oil, Inc., and Firebird Bulk Carriers, Inc. For more information, visit www.adamsresources.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results, and include statements relating to the future effects of the transactions described in this press release, growth strategies, cash flow and future dividend payments. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, and any other risk factors included in Adams’ reports filed with the Securities and Exchange Commission. However, there can be no assurance that such expectation or belief will result or be achieved. Unless legally required, Adams undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise..

Company Contact

Tracy E. Ohmart
EVP, Chief Financial Officer
(713) 881-3609

Investor Relations Contact

Gary Guyton or Steven Hooser
Three Part Advisors
(214) 442-0016